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                                                                   Exhibit 10.25

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Agreement made and entered into as of this 18/th/ day of June, 1996, by and between U.S. Xpress Enterprises, Inc., a Nevada Corporation, having its principal place of business in Chattanooga, Tennessee ("Buyer") and Michael Lima Transportation Inc., a California Corporation, having its principal place of business in City of Industry, California ("Seller").

                             W I T N E S S E T H:

     In consideration of the promises and agreements contained herein, the parties hereto agree as follows:

     1.  On the terms and conditions contained herein:

         (a) Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to accept and purchase from Seller, that certain equipment listed on the attached Schedule 1 free and clear of all claims, mortgages, liens or encumbrances of any kind or any conditional sales agreement or title retention agreement.

         (b) Seller agrees to assign and transfer and Buyer agrees to assume that certain Transportation Agreement dated November 19, 1995, by and between Seller and Federal Express Corporation including all rates and traffic lanes specified in said Agreement with Federal Express Corporation. Seller agrees to obtain the written consent and approval of Federal Express Corporation for such assignment and assumption.

         (C) Seller agrees to assign, transfer and convey to Buyer the exclusive ownership of and all right, title and interest in and to the name "Michael Lima Transportation"
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     for the time period from the date of this Agreement through July 1, 2000, and Seller specifically agrees not to use in any manner the name "Michael Lima Transportation" or any similar name during such time period.

     The foregoing are hereinafter collectively referred to as (the "Purchased Assets").

     2. The total purchase price to be paid by Buyer to Seller for the Purchased Assets shall be as follows:

         (a) $2,256,615.80 at closing;

         (b) $792,000, together with interest at 9% per annum from the date of closing, on or before July 1, 1998. The right to prepayment without penalty is reserved by Buyer.

         (C) In the event that Buyer is able to renew with Federal Express Corporation the traffic lanes and other substantive provisions specified in the Transportation Agreement dated November 19, 1995, by and between Seller and Federal Express Corporation which is to be assigned and transferred by Seller to Buyer hereunder, for an additional 3 year term after November 19, 1998, then Buyer will pay to Seller as additional consideration the sum of $1,000,000 on January 1, 1999. Provided, however, that in the event the traffic lanes and other substantive provisions specified in the Transportation Agreement with Federal Express Corporation are not renewed with Buyer by Federal Express Corporation because of the failure of Buyer to comply with

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     Federal Express Corporation service requirements, Buyer shall, nevertheless, be obligated to pay the additional consideration of $1,000,000 on January 1, 1999.

     3. Seller hereby represents and warrants to Buyer that Seller has and will have at closing good and marketable title with respect to the Purchased Assets free and clear of all claims, mortgages, liens or encumbrances of any kind, or any conditional sales agreement or title retention agreement, and that the Purchased Assets are and will be at closing in good and merchantable condition. Additionally, with respect to the equipment specified in Section 1 (a) above, Seller represents and warrants to Buyer that the equipment is and will be at closing in good working order and road worthy condition. Also, with respect to the Transportation Agreement specified in Section 1 (b) above, Seller represents and warrants that the Transportation Agreement is and will be at closing in full force and effect and that neither Seller nor Federal Express are or will be in default thereunder.

     4. As a condition to the closing of the transaction specified herein and as a requirement and condition of this Agreement, Michael Lima, Loretta Mae Lima, Gary Lima, Sophia Lima, Cherlyn Converse and Dan Converse, shall execute a Non-Competition Agreement in the form attached hereto as Exhibit A.

     5.  As a condition to the closing of the transaction specified herein and as a requirement and condition of this Agreement, Charles Lawlor, shall execute an Employment Agreement with Buyer in the form attached hereto as Exhibit B.
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     6.  Seller shall indemnify, defend and hold Buyer forever harmless from and against, and reimburse and promptly pay to Buyer the full amount of any and all loss, damage, liability, obligation or expense (including reasonable expenses and fees of counsel) incurred by Buyer directly or indirectly as a result of:

(I) a breach of any representation or warranty or inaccuracy of any representation of Seller contained in this Agreement or in any document delivered to Buyer by Seller in connection with this transaction; (ii) a failure by Seller to perform or comply with any covenant, agreement or obligation required by this Agreement to be performed or complied with by Seller; and (iii) any liability that may be asserted against Buyer as a matter of law as a result of its being a transferee of Seller pursuant to this Agreement.

     7. This document and the documents referenced herein constitute the entire agreement of the parties and supersede any and all other agreements, oral or written, with respect to the subject matter contained herein.

     8. This Agreement shall be interpreted and construed in accordance with the substantive law of the State of Tennessee excluding its principles of conflicts of laws. The parties hereby agree that any action or proceeding with respect to this Agreement may be brought in the Courts of the State of Tennessee in Hamilton County, Tennessee, and in the Courts of the United States for the district encompassing Hamilton County, Tennessee, and Seller hereby irrevocably accepts, generally and unconditionally, the jurisdiction of such Courts.
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     9.   All representatives and warranties set forth herein shall survive the execution hereof and the closing and completion of the transactions herein described. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10. The closing date of this Agreement shall be on a business day mutually agreeable to the parties but no later than July 1, 1996.

     11. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do or cause to be done, all things necessary, proper or advisable to consummate or make effective the transactions contemplated by this Agreement. In case at any time after the execution of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take all such necessary action without further consideration.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                             Seller:  Michael Lima Transportation, Inc.

                                By:   /s/ Michael Lima
                                      -----------------------------

                             Buyer:   U.S. Xpress Enterprises, Inc.

                                By:   /s/ Max L. Fuller
                                      -----------------------------
                                            President